Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Kelly Services, Inc. of our report dated February 13, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K for the year ended December 29, 2024.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

May 19, 2025